UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414
(Commission File Number)

Texas	72-1121985
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(Address of Principal Executive Offices)

(713) 626-8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2026, W&T Offshore, Inc. (the “Company”) entered into the Second Amendment to Credit Agreement (the “Amendment”), by and among the Company, as borrower, the subsidiary guarantors party thereto, as guarantors, Texas Capital Bank, as administrative agent and lender, and certain other lenders party thereto (together with Texas Capital Bank in its capacity as a lender, the “Lenders”), which amends that certain Credit Agreement, dated as of January 28, 2025 (as previously amended, the “Credit Agreement” and, as further amended by the Amendment, the “Amended Credit Agreement”).

Pursuant to the Amendment, the Company’s revolving credit facility was converted into a reserve-based revolving credit facility (the “Credit Facility”) maturing on the earlier of July 28, 2028 and the date that is 6 months prior to the stated maturity date of the Senior Second Lien Notes, with an aggregate maximum credit amount of $100.0 million (the “Aggregate Maximum Credit Amounts”) and an aggregate elected commitment amount initially set at $50.0 million (the “Aggregate Elected Commitment Amounts”).

The Credit Facility is subject to a Borrowing Base (as defined in the Amended Credit Agreement), with maximum loan value assigned to the proved reserves attributable to the oil and gas properties of the Company and its Restricted Subsidiaries (as defined in the Amended Credit Agreement). The initial Borrowing Base is $50.0 million, equal to the Aggregate Elected Commitment Amounts, until the next scheduled redetermination. The Company’s borrowing availability is set at the least of the Borrowing Base, the Aggregate Elected Commitment Amounts and the Aggregate Maximum Credit Amounts. Beginning November 1, 2026, the Borrowing Base will be redetermined semi-annually on or around May 1 and November 1 of each year, and each of the Company and the Required Lenders (as defined in the Amended Credit Agreement) may request one interim redetermination between scheduled redeterminations. The Company may request increases in the Aggregate Elected Commitment Amounts up to the Aggregate Maximum Credit Amounts. The Borrowing Base is also subject to automatic reduction upon the incurrence of certain additional debt and upon certain asset dispositions and hedge liquidations.

Borrowings under the Credit Facility bear interest, at the Company’s option, at a rate per annum equal to either (a) the adjusted Term SOFR rate (“Adjusted Term SOFR”) (which cannot be less than 3.00%) for interest periods of 1, 3 or 6 months plus the Applicable Margin (described below) or (b) the base rate (“Base Rate”) plus the Applicable Margin. Base Rate is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1⁄2 of 1.0%, (ii) the prime rate published by the Wall Street Journal from time to time as the “U.S. Prime Rate” and (iii) Adjusted Term SOFR for a 1-month Interest Period on such day plus 1.0%. Interest is payable quarterly in arrears for Base Rate loans, at the end of the applicable interest period for Term SOFR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. Additionally, the Company is required to pay a letter of credit fee and a commitment fee quarterly in arrears in respect of unused commitments under the Credit Facility, and an annual administrative fee paid quarterly as set forth in the Fee Letter. The Applicable Margins, letter of credit fee and the commitment fee rate are calculated based upon the utilization levels of the Credit Facility as a percentage of the borrowing base then in effect, as set forth below:

Applicable Margin	X < 25%	25% < X < 50%	50% < X < 75%	75% < X
SOFR Loans Margin	3.750%	4.000%	4.250%	4.750%
Base Rate Margin	2.750%	3.000%	3.250%	3.750%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%
Letter of Credit Fee Rate	3.750%	4.00%	4.250%	4.750%

The Amended Credit Agreement contains certain customary affirmative and negative covenants and events of default, and requires the Company and certain of its affiliates obligated under the Amended Credit Agreement to make customary representations and warranties in connection with credit extensions thereunder. The negative covenants, among other things and subject to significant exceptions, limit the ability of the Company and certain of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make loans to others;

•	make investments;

•	merge or consolidate with another entity;

•	make dividends and certain other payments;

•	hedge future production or interest rates;

•	create liens that secure indebtedness;

•	transfer or sell assets;

•	enter into transactions with affiliates; and

•	engage in certain other transactions without the prior consent of the lenders.

If an Event of Default (as defined in the Amended Credit Agreement) occurs, the Lenders would be entitled to take various actions, including the acceleration of amounts due under the Amended Credit Agreement, termination of the Lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor.

The Amended Credit Agreement continues to require the Company to maintain, as of the last day of each fiscal quarter, (i) a Consolidated Net Leverage Ratio (as defined in the Amended Credit Agreement) of not greater than 2.50 to 1.00 and (ii) a Current Ratio (as defined in the Amended Credit Agreement) of not less than 1.00 to 1.00. The Amendment did not change the maturity date, the interest rate margins, the 3.00% floor on Adjusted Term SOFR, the commitment fee rate or the minimum hedging requirements under the Credit Agreement.

The Company’s annual cap on certain Restricted Payments (as defined in the Amended Credit Agreement) was increased from $10.0 million to $15.0 million. In addition, each borrowing and letter of credit issuance is now conditioned on the Company’s consolidated cash balance, after giving effect thereto, not exceeding the greater of $10.0 million and 10% of the Borrowing Base then in effect.

The Company is no longer subject to certain obligations under the Amended Credit Agreement that were contained in the Credit Agreement, including (i) the financial covenant requiring the Company to maintain PDP PV-10 of at least $100.0 million as of the last day of each fiscal quarter, (ii) the requirement to prepay revolving loans monthly in an amount equal to 75% of Excess Cash Flow (as defined in the Credit Agreement) when the Consolidated Net Leverage Ratio (as defined in the Credit Agreement) exceeds 2.00 to 1.00 and (iii) the requirement to prepay all outstanding revolving loans every three months, together with the related prohibition on borrowing for a five-day period following each such prepayment.

In connection with the Amendment, Macquarie Bank Limited (the “Exiting Lender”) irrevocably sold and assigned all of its rights and obligations (other than any Swap Obligations (as defined in the Amended Credit Agreement) that may exist between Exiting Lender and the Company) as a lender under the Credit Agreement, including its $10.0 million elected commitment and its outstanding loans and participations in letters of credit, to Canadian Imperial Bank of Commerce, New York Branch (the “New Lender”). As of the Second Amendment Effective Date, the New Lender became a Lender under the Amended Credit Agreement, with an Elected Commitment (as defined in the Amended Credit Agreement) of $10.0 million, representing 20% of the Aggregate Elected Commitment Amounts, and the Exiting Lender ceased to be a party to, and a Lender under, the Amended Credit Agreement. The Elected Commitments of each of the other Lenders were unchanged.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the terms of the Amended Credit Agreement is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On October 7, 2026, the Company issued a press release announcing the Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Second Amendment to Credit Agreement, dated as of October 1, 2026, by and among W&T Offshore, Inc., the subsidiary guarantors party thereto, Texas Capital Bank, as administrative agent and the lenders party thereto.

99.1	Press release, dated October 7, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2026	W&T OFFSHORE, INC. (Registrant)

By:	/s/ Sameer Parasnis
Name:	Sameer Parasnis
Title:	Executive Vice President and Chief Financial Officer

3